Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of December 2, 2013 by and between First Capital Bancorp, Inc., a Virginia corporation (the “Company”), and John Presley.

WHEREAS, you have been and continue to be a key executive of the Company;

WHEREAS, the Company considers the availability of your services to be important to the management and conduct of the Company’s business and, at its meeting on October 16, 2013, the Board of Directors of the Company determined that a new employment agreement should be prepared and entered into in order to secure the continued availability of your services; and

WHEREAS, you are willing to make your services available to the Company on the terms and subject to the conditions set forth herein.

The parties, intending to be legally bound, agree as follows:

1. Employment and Acceptance. You shall be employed as the Chief Executive Officer and Managing Director of the Company. You shall have the duties and responsibilities that are commensurate with your position and shall also render such other services and duties as may be reasonably assigned you from time to time by the Board of Directors of the Company, consistent with your position with the Company, including serving in a senior executive capacity with any one or more of the Company’s Affiliates (as defined below). You hereby accept and agree to such employment and agree to carryout your duties and responsibilities to the best of your ability in a competent, efficient and businesslike manner. You further agree to comply with all the policies, standards and codes of conduct of the Company now or hereafter adopted.

Unless the context otherwise requires, references in this Agreement to the “Company” also shall mean and refer to First Capital Bank and any other business entity that, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with the Company (each, an “Affiliate”).

2. Term. This Agreement is effective as of December 2, 2013 and will expire on December 31, 2016; provided that on December 31, 2015 and on each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate two years from such Renewal Date. This Agreement will not, however, be extended if the Company gives you written notice (“Nonrenewal Notice”) of such non-renewal before the Renewal Date (the initial and any extended term of this Agreement is referred to as the “Employment Period”). The last day of the Employment Period is sometimes referred to in this Agreement as the “Expiration Date.”

3. Compensation.

(a) Base Salary. During the Employment Period, you shall receive for your services an annual base salary (the “Base Salary”) in an amount to be determined by the Company in accordance with the salary administration program of the Company as it may from time to time be in effect. The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Compensation Committee or the Board of Directors of the Company. The initial Base Salary will be $325,000. In no event will the Base Salary be less than $325,000 during the Employment Period.

(b) Short-Term and Long-Term Incentives. During the Employment Period, you may participate in such short-term and/or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as the Compensation Committee or the Board of Directors of the Company, in its sole discretion, may determine.

4. Benefits; Business Expenses.

(a) Benefits. You will eligible to participate in any plans, programs, or forms of compensation or benefits that the Company provides to the class of employees that includes you, on a basis not less favorable than that provided to such class of employees, including without limitation, group medical, disability and life insurance, vacation and sick leave, and retirement. It is understood that the Board of Directors of the Company may, in its sole discretion, establish, modify or terminate such plans, programs or benefits.

(b) Business Expenses. The Company will pay on your behalf (or promptly reimburse you for) reasonable expenses incurred by you at the request of, or on behalf of, the Company in the performance of your duties pursuant to this Agreement and in accordance with the Company’s policies.

(c) Automobile. The Company will provide you with an appropriate automobile or automobile allowance in accordance with the Company’s policies and will cover such expenses as provided for in the Company’s policies.

(d) Paid Time-Off. You will be entitled to paid time-off based upon your position and years of service, as established by the Company, to be taken at such times and intervals as shall be determined by you with the approval of the Company, which approval shall not be unreasonably withheld.

5. Termination and Termination Benefits. The Employment Period and your employment may be terminated by either the Company or you at any time or for any reason. Upon termination of your employment during the Employment Period, you shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or other benefits from the Company or any of its Affiliates, provided that Section 6 shall govern the compensation and other benefits payable to you in connection with the termination of your employment following a Change in Control (as defined in Section 6(b)) of the Company.

(a) Termination as a Consequence of Death or Incapacity. If you die while employed by the Company, in addition to all other benefits accruing upon your death the Company will pay your beneficiary designated in writing (provided such writing is executed and dated by you and delivered to the Company in a form acceptable to the Company prior to your death) and surviving you or, if none, your estate an amount equal to three (3) months of your Base Salary in effect at your death. Such amount will be payable over the three (3) month period beginning the month following the month in which your death occurs in accordance with the established payroll practices of the Company.

If the Company determines that the Incapacity, as defined below, of you has occurred, it may terminate your employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice you shall not have returned to full-time performance of your assigned duties. Incapacity shall mean either: (i) your failure to perform your assigned duties and responsibilities with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days; or (ii) incapacity or disability as defined in the disability insurance policy maintained by the Company for your benefit, whichever definition is more favorable to you. You will not be entitled to any additional benefits under this Agreement as a result of a termination due to your Incapacity.

(b) Termination for Cause. Your employment may be terminated by the Company for Cause (as defined below). If your employment is terminated by the Company for Cause, you will be entitled to receive:

(i) Any accrued but unpaid Base Salary which shall be paid on the payroll date immediately following the date of termination in accordance with the Company’s customary payroll procedures;

(ii) Reimbursement for unreimbursed expenses properly incurred by you, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) Such employee benefits (including equity compensation), if any, to which you may be entitled under the Company’s employee benefit plans and programs as of the date of termination (items (i) through (iii) are referred to collectively as the “Accrued Amounts”).

(c) Definition of Cause. For purposes of this Agreement, Cause shall mean:

(i) your willful failure to perform any of your material duties and responsibilities required of your position (other than by reason of Incapacity), or your willful failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company) to remedy such failure;

(ii) your breach of fiduciary duties owed to the Company or an Affiliate

(iii) your conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or your misappropriation or embezzlement of funds or property of the Company or an Affiliate;

(iv) your fraud or dishonesty with respect to the Company or its Affiliates;

(v) the breach by you of a material term of this Agreement or violation in any material respect of any code or standard of behavior generally applicable to employees of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation; or

(vi) the willful engaging by you in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result in material injury to the Company, monetarily or otherwise.

(d) Termination by You Without Good Reason. You may terminate your employment under this Agreement without Good Reason (as defined below) by written notice to the Company effective thirty (30) days after receipt of such notice by the Company or at any time upon mutual agreement in writing. If you terminate your employment without Good Reason, you will be entitled to receive the Accrued Amounts as provided in Section 5(b). It shall not constitute a breach of this Agreement for the Company to suspend your duties and to place you on paid leave during the notice period.

(e) Termination by the Company Without Cause. Your employment may be terminated by the Company without Cause at any time at any time upon written notice to you, which termination will be effective immediately or on such later date as specified in the written notice. In the event your employment is terminated without Cause, you shall receive the Accrued Amounts and, provided you sign a release and waiver of claims in favor of the Company and its Affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and it becomes effective, you shall receive the following benefits:

(i) Any earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the date of termination, which shall be paid on the applicable payment date;

(ii) The Company shall continue to pay your Base Salary in effect on the date of termination for a period of twenty-four (24) months, such payments to be made on the same periodic dates as salary payments would have been made to you had your employment not been terminated;

(iii) If you timely elect COBRA coverage, your current benefits under group health and dental plans will continue. In such case, (a) you will receive such benefits at the rates paid by active participants, and (b) for eighteen (18) months the Company will continue to pay its portion of such health and dental premiums. In no event shall such benefits continue beyond the period permitted by COBRA; and

(iv) The Company’s obligation to provide you with the COBRA subsidy pursuant to subsection 5(e)(iii) hereof shall terminate in the event you obtain new employment and are eligible to participate in medical insurance programs made available to you and similarly situated employees by or through your new employer.

(v) During the twenty-four (24) month period following the date of termination, you shall provide the Company with at least ten days written notice before the starting date of any employment, identifying the prospective employer and its affiliated companies and the job description, including a description of the proposed geographic market area associated with the new position. You shall notify in writing any new employer of the existence of the restrictive covenants set forth in Section 7 of this Agreement.

(vi) The obligation of the Company to continue to make any further payments and provide any further benefits to you under this Agreement for the period after the Noncompete Period (as defined in Section 7(a)) has expired and prior to the applicable date specified in (ii) and (iii) above shall cease effective upon your engaging in any conduct or activity that otherwise would have been prohibited under Section 7(a). (By way of illustration only, if you elect to engage in a Competitive Business within the Market Area (as those terms are defined in Section 7(c)) upon expiration of the one-year Noncompete Period, the Company will not be obligated to continue to make base salary payments to you for the remaining balance of the period specified in (ii) above or provide the benefits to you for the remaining balance of the period specified in (iii) above.)

(f) Termination by You for Good Reason. You may voluntarily terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and other benefits set forth in Section 5(e) relating to a termination without Cause, provided you sign a Release and it becomes effective. You must provide written notice to the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by you, the Company shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Company is making diligent efforts to cure. In the event the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to you under this Section 5(f).

For purposes of this Agreement, Good Reason shall mean:

(i) the assignment to you, without your written consent, of duties inconsistent with your position, authority, duties or responsibilities as contemplated by Section 1 hereof;

(ii) any action taken by the Company that results in a substantial reduction in your status, including a diminution in your position, authority, duties or responsibilities;

(iii) requiring you to maintain your primary office outside of the Market Area, unless the Company moves its principal executive offices to the place to which you are required to move your primary office; or

(iv) the failure of the Company to comply with the provisions of Section 3 or a material breach by the Company of any other provision of this Agreement.

Notwithstanding the above, Good Reason shall not include any resignation by you where Cause for your termination by the Company exists.

(g) Resignation of All Other Positions. Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its Affiliates.

(h) Regulatory Requirement. The Company shall not be required to make payment of, or provide any benefit under, this Section 5 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359 or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

6. Change in Control Termination.

(a) Change in Control Payments and Benefits. Notwithstanding any other provision in this Agreement, if your employment is terminated by you for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 2 or without Cause (other than on account of your death or Incapacity), in each case within twenty four (24) months following a Change in Control, you shall be entitled to receive the following payments and benefits, provided you sign a Release and it becomes effective. Notwithstanding the foregoing, you shall not have Good Reason pursuant to Section 5(f)(i) and (ii) to terminate your employment and receive the severance payments and benefits provided in this Section 6 solely because your position following the Change in Control has been changed to serve as the most senior executive officer of First Capital Bank or its successor by merger.

(i) The sum of: (1) the Accrued Amounts; (2) the amount, if any, of any earned but unpaid incentive or bonus compensation with respect to any completed calendar year immediately preceding the date of termination; (3) the product of the annual cash bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not been paid to you. These amounts will be paid to you in a lump sum cash payment within ten (10) days after the effective date of the Release;

(ii) An amount equal to 2.99 times your Final Compensation. For purposes of this Agreement, Final Compensation means the Base Salary in effect at the date of termination, plus the highest annual cash bonus paid or payable for the two most recently completed years. This severance benefit will be paid to you in a lump sum cash payment within thirty (30) days after the effective date of the Release; and

(iii) If you timely elect COBRA coverage, your current benefits under group health and dental plans will continue. In such case, (a) you will receive such benefits at the rates paid by active participants, and (b) for eighteen (18) months the Company will continue to pay its portion of such health and dental premiums. In no event shall such benefits continue beyond the period permitted by COBRA.

(b) For purposes of this Agreement, Change in Control means the occurrence of any of the following:

(i) individuals who constitute the Board of Directors of the Company on the effective date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board of Directors, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company;

(ii) Consummation by the Company of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that the consummation of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(1)	more than 50% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization; and

(2)	at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization; or

(iii) the complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

(iv) For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

(c) Maximum Benefit. No amounts will be payable and no benefits will be provided under this Agreement to the extent that such payments or benefits, together with other payments or benefits under other plans, agreements or arrangements, would make you liable for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. The amounts otherwise payable and the benefits otherwise to be provided under this Agreement shall be reduced in a manner determined by the Company (by the minimum possible amount) that is consistent with the requirements of Section 409A of the Code until no amount payable to you will be subject to such excise tax. All calculations and determinations under this Section 6(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Company and you for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company shall bear all costs of the Tax Advisor.

7. Covenants.

(a) Noncompetition. You agree that during the Employment Period and for a one-year period following the expiration of this Agreement or, if sooner, the termination of your employment for any reason during the Employment Period (the “Noncompete Period”), you will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant responsibilities held or significant activities engaged in by you while employed with the Company or any of its Affiliates. Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 10% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area.

(b) Nonsolicitation. You further agree that during the Employment Period and for a two-year period following the expiration of this Agreement or, if sooner, the termination of your employment for any reason during the Employment Period, you will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any depositors or customers of the Company or its Affiliates to make deposits in, borrow money from, or become customers of any other company conducting a Competitive Business in the Market Area; (ii) induce any customers of the Company or its Affiliates to terminate their relationship with the Company or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Company or any of its Affiliates.

(c) Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: depository accounts, consumer and commercial lending, residential and commercial mortgage lending, and any other business in which the Company or any of its Affiliates are engaged and in which you are significantly engaged at the time of termination of your employment; the term “Market Area” means (i) the City of Richmond and the surrounding counties of Henrico, Chesterfield, Hanover and Goochland, and (ii) the area within a 15-mile radius of any full-service banking office established by the Bank at the time of termination of your employment; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company.

(d) Confidentiality. During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than your personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by you while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure.

(e) Acknowledgment. The covenants contained in this Section 7 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by. You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 7 are found by a court to exceed the standards deemed enforceable, the court is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(f) Enforcement. You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 7 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants. If the Company is successful in whole or in part in any legal or equitable action against you in connection with the enforcement of the covenants included in this Section 7, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from you. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 7 of this Agreement, the Company shall reimburse you for reasonable legal fees incurred to defend the claim. In the event legal action is commenced with respect to the provisions of this Section 7 and you have not strictly observed the restrictions set forth in this Section 7, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 7 will survive termination and expiration of this Agreement.

(g) Change in Control. Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change in Control, the restrictions imposed by paragraph (a) of this Section 7 shall not apply to you after you cease to be employed by the Company if either: (i) you are not entitled to receive the severance benefits described in Section 6(a); or (ii) the severance benefits described in Section 6(a)(ii) and (iii) are reduced in value by than $50,000 as a result of Section 6(c).

8. Miscellaneous.

(a) Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties. This Agreement may be amended only by an agreement signed by the parties hereto.

(d) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

(e) Binding Effect; Successors; Survival. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by you. This Agreement supersedes your employment agreement, dated December 31, 2008, which is terminated and of no further force or effect. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement. If the Company elects not to renew this Agreement as provided in Section 2, this Agreement will no longer govern the terms of your employment following the Expiration Date, and your employment thereafter will be on an at-will employment basis.

(f) No Construction Against Any Party. This Agreement is the product of informed negotiations between parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(g) Clawback. You agree that any incentive based compensation or award that you receive, or have received, from the Company or any Affiliate under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or, if applicable, any stock exchange listing requirement and on such basis as the Board of Directors of the Company determines.

(h) Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Company or its Affiliates (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. The Documents, and any copies thereof, shall be returned to the Company upon your termination of employment for any reason or at such earlier time as the Board of Directors of the Company or its designees may specify.

(i) Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

FIRST CAPITAL BANCORP, INC.

By:	/s/ Grant S. Grayson
Grant S. Grayson
Chairman of the Board of Directors

/s/ John M. Presley
John Presley

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